Exhibit 23.1

Report of Independent Registered Public Accounting Firm

The reverse share split described in Note 24 to the consolidated financial statements has not been consummated at August 29, 2016.  When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

August 29, 2016

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of The Bank of N.T. Butterfield & Son Limited of our report dated February 22, 2016 (except for Note 28 to the consolidated financial statements, as to which the date is May 20, 2016 and except for Note 29 and the effects of the reverse stock split described in Note 24, as to which the date is           ) relating to the financial statements, which appears in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

Hamilton, Bermuda”